EXHIBIT 10.6
EXECUTIVE EMPLOYMENT AGREEMENT
This Executive Employment Agreement (the “Agreement”) is entered into this August 9, 2022, by and between Opportunity Financial, LLC, a Delaware limited liability company (the “Company”), and Pamela Johnson (the “Executive”).
W I T N E S S E T H:
WHEREAS, Executive currently serves as the Chief Financial Officer of the Company;
and
WHEREAS, the Company and the Executive desire to enter into the Agreement as to the terms of the Executive’s employment by the Company.
NOW THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1.Employment Period. The Executive’s employment under this Agreement will commence on the date hereof and will end upon a termination of the Executive’s employment in accordance with Section 7 below (“Employment Period”). The Executive shall be employed by the Company on an “at will” basis, meaning either the Company or the Executive may terminate the Executive’s employment at any time, with or without Cause (as defined herein) or advance notice. Any contrary representations that may have been made to the Executive shall be superseded by this Agreement. Except as expressly provided in Section 16 of this Agreement, this Agreement shall constitute the full and complete agreement between the Executive and the Company on the “at will” nature of the Executive’s employment with the Company, which may be changed only in an express written agreement signed by the Executive and a duly authorized officer of the Company. The Executive’s rights to any compensation following a termination shall be only as set forth in Section 7.
2.Position. The Executive will be employed as Chief Financial Officer reporting to the Chief Executive Officer (“CEO”) of the Company. The Executive’s principal place of employment will be at the Executive’s home, but the Executive will be required to travel to the Company’s corporate offices, including the headquarter office currently located in Chicago, Illinois, from time to time as necessary or desirable for the performance of services. The
Executive’s duties shall be those assigned from time to time commensurate with the Executive’s position. During the Executive’s employment, the Executive shall owe an undivided duty of loyalty to the Company and agree to devote the Executive’s full business time and attention to the performance of the Executive’s duties and responsibilities. The Executive shall perform the Executive’s duties under this Agreement professionally, in accordance with the applicable laws, rules and regulations and such standards, policies and procedures established by the Company and the financial services industry from time to time (and any other business that the Company may hereafter commence). The Executive may serve on charitable boards or committees at the Executive’s discretion, so long as such activities do not interfere with performance of the Executive’s responsibilities to the Company. In addition, the Executive shall not engage in any activity that may, in the sole discretion of the Chief

Executive Officer, be determined to be a conflict of interest with, or otherwise bring disrepute to, the Company.
3.Base Salary. During the Employment Period, the Executive will be paid a base salary at an annual rate of Three Hundred Twenty-Five Thousand Dollars ($325,000.00) (the “Base Salary”), subject to applicable withholdings and payable in accordance with the regular payroll practices of the Company. The amount of the Base Salary will be reviewed from time to time, at least annually, for merit increases in the sole discretion of the Compensation Committee (the “Committee”) of the Board of Directors of OppFi Inc., a Delaware corporation and parent company of the Company (the “Parent”), and any such increased amount will be the Executive’s “Base Salary” for purposes of this Agreement thereafter.
4.Annual Incentive. During the Employment Period, the Executive will be eligible to earn an annual cash performance bonus (the “Bonus”) based on the attainment of performance objectives as determined by the Committee. The amount of the Executive’s Bonus payable for achievement of all performance objectives will be equal 45% of the Base Salary (“Target Bonus”). The actual amount of the Bonus (if any) that may be earned for any fiscal year shall be determined by reference to the attainment of the applicable performance objectives, as determined by the Committee in its sole discretion, and may be less than the Target Bonus (and may equal zero). The Executive’s Bonus for any fiscal year, to the extent earned, will be paid within 30 days after completion of the Company’s annual audit provided that the Executive is continuously employed through the date of such payment. For the 2022 fiscal year, the
Executive’s Bonus, to the extent earned, will be equal to the sum of Executive’s Bonus earned while employed as the Company’s Chief Accounting Officer, prorated for the amount of days Executive worked in such capacity during the 2022 fiscal year, and Executive’s Bonus earned while employed by the Company under this Agreement, prorated for the amount of days Executive worked in such capacity in the 2022 fiscal year.
5.Equity Compensation. Executive shall be eligible to receive annual equity grants, at such time as annual equity grants are made to other executives, in such amounts, types and terms as determined in the sole discretion of the Board or the Committee based on Executive’s individual performance and the performance of the Company. The terms and conditions of the annual equity grant will be established by the Board or the Committee at the time of the grant and will be subject to the terms of the Company’s applicable equity plan and form of equity award agreement. Annual equity grants shall be subject to reevaluation each performance period based on peer market data and shall be subject to the sole discretion of the Board or the Committee.
6.Employee Benefits; Vacation; Expenses.
(a)The Executive will be entitled to participate in all employee benefit plans that the Company has adopted or may adopt, maintain or contribute to for the benefit of its employees, subject to satisfying the applicable eligibility requirements. Unless otherwise provided in this Agreement, all benefits are subject to the terms and conditions of the plan or arrangement under which such benefits accrue, as may be amended or terminated at any time and from time to time in the sole discretion of the Company.

(b)The Executive will be entitled to paid vacation in accordance with the Company’s policy applicable to its employees, which shall be prorated for any partial fiscal year of employment.
(c)Upon presentation of appropriate documentation, the Executive will be reimbursed in accordance with the Company’s expense reimbursement policy for all reasonable and necessary business expenses incurred in connection with the performance of the Executive’s duties hereunder.
7.Termination of Employment. The Executive’s employment may be terminated by the Company or the Executive for any reason at any time pursuant to notice by one such party to the other party, and will terminate automatically upon the Executive’s death; provided, the Executive shall give the Company not less than 30 days’ prior written notice of any termination by the Executive. Any payments made and benefits provided to the Executive under this Agreement shall be in lieu of any termination or severance payments or benefits for which the Executive otherwise may be eligible under any of the plans, practices, policies or programs of the Company.
(a)Death; Disability. In the event that the Executive’s employment terminates due to the Executive’s death or Disability (defined below), the Executive will be entitled to: (i) any unpaid Base Salary through the date of termination; (ii) reimbursement of any unreimbursed expenses incurred through the date of termination in accordance with Section 6(c); and (iii) all other payments or benefits to which the Executive may be entitled under the terms of any applicable employee benefit plans and programs in which the Executive participated immediately prior to such termination (clauses (i), (ii) and (iii)
collectively being the “Accrued Amounts”). “Disability” shall have the meaning set forth in Treasury Regulation Section 1.409A-3(i)(4). The Executive’s Disability shall be determined by a physician selected by the Company (at the Company’s expense).
(b)Termination Without Cause or Resignation for Good Reason. If the Executive’s employment is terminated by the Company without Cause, or by the Executive for Good Reason, the Company will pay or provide to the Executive (i) the Accrued Amounts; (ii) cash severance of six (6) months of continued Base Salary payable in substantially equal installments in accordance with the Company’s regular payroll cycle over a period of six (6) months from the Executive’s date of termination; and (iii) reimbursement for up to six (6)
months of the portion of the premiums of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) that exceed the then-applicable Company-subsidized portion for Executive and Executive’s eligible dependents so long as the Executive timely elects COBRA coverage and remains eligible (with such reimbursement ending earlier upon the Executive’s eligibility for other group health coverage); provided, however that if the Executive’s employment is terminated by the Company without Cause, or by the Executive for Good Reason, on or after February 11, 2024, the Company will pay or provide to the Executive, in lieu of the foregoing,
(i) the Accrued Amounts; (ii) cash severance of twelve (12) months of continued Base Salary payable in substantially equal installments in accordance with the Company’s regular payroll cycle over a period of twelve (12) months from the Executive’s date of termination; and (iii) reimbursement for up to twelve (12) months of the portion of COBRA premiums that exceed the then-applicable Company-subsidized portion for Executive and Executive’s eligible dependents so long as the Executive timely elects COBRA coverage and remains eligible (with such reimbursement ending earlier upon the Executive’s eligibility for other group health coverage) (with all such payments and benefits together, the “Severance Payment”). “Good Reason” shall mean, without Executive’s consent, a material diminution in the Executive’s authority, duties, or responsibilities, it being understood that a reduction in Executive’s responsibilities or authority following a Change in Control shall not constitute Good Reason if there is no demotion in Executive’s position or reduction of the scope of Executive’s duties within the Company that existed before the Change in Control or Executive is given a position of materially similar or greater overall scope and responsibility within the acquiring company; provided, however, that the foregoing shall not constitute Good Reason unless the Executive has provided the Company with written notice of the Company’s alleged actions constituting Good Reason within thirty (30) days after the initial existence of any such alleged actions and the Company has not cured any such alleged actions constituting Good Reason within sixty (60) days of the Company’s receipt of such written notice; provided further, that a termination by the Executive for Good Reason shall not be deemed to have occurred unless the termination occurs within thirty (30) days following the expiration of such cure period.
(c)Termination For Cause or by the Executive Not for Good Reason. If the Executive’s employment is terminated by the Company for Cause or by the Executive for any reason except for Good Reason, the Executive will be entitled to only the Accrued Amounts. “Cause” shall mean (i) a violation of a federal or state law, regulation or rule of a self-regulatory body due to or resulting from the action or inaction of the Executive; (ii) a violation by the Executive of any of the provisions set forth in Section 8; (iii) a charge by a law enforcement officer for any felony; (iv) any act of fraud, dishonesty, misappropriation, embezzlement or material misconduct with respect to the Company, Parent, or any affiliate (together, or individually, the “Company Group”); (v) any breach of a policy or code of conduct of the Company Group; or (vi) any material breach of this Agreement or any other agreement with the Company Group.
(d)Conditions. The Severance Payment that may become payable hereunder is subject to the Executive’s (i) compliance with Section 8 of this Agreement; (ii) delivery to the Company of an executed general release of claims in the form provided by the Company (“Release”) so that it becomes irrevocable within thirty (30) days after presentation thereof by the Company to the Executive (or the Executive’s estate in the event of the Executive’s death); and (iii) delivery to the Company of a resignation from all offices, directorships and fiduciary positions with the Company Group and employee benefit plans. Anything in this Section 7(d) to the contrary notwithstanding, to the extent that any payment conditioned upon such effective Release is deferred compensation under Section 409A (defined below) and the period during which the Executive has discretion to execute or revoke the Release straddles two calendar years, then the Company will make or commence, as may apply, such payments on the earliest practicable date in such second calendar year after the Release becomes effective.
8.Restrictive Covenants.
(a)Confidential Information. During the Employment Period, the Company (which, for this Section 8 shall mean and include the “Company Group”) may furnish to the Executive certain information that is non-public, confidential or proprietary in nature. The

Company may also impart to the Executive from time to time additional non-public, confidential or proprietary information of the Company or any of its subsidiaries or affiliates including, without limitation, one or more business plans and other procedures, concepts, methods, trade secrets, product plans, the identity of past, current or prospective strategic partners and/or vendors, documentation, diagrams, manuals, handbooks, training or processing materials, marketing techniques or development plans, financial and pricing information, and the like, whether oral or written. All such material heretofore or hereafter furnished to the Executive, together with any analysis, compilations, studies, summaries, or documents prepared for review by the Executive, the Company, its affiliates, agents or employees (as well as any information related to this Agreement, any negotiations pertaining hereto, any of the transactions contemplated hereby or the business of the Company), is hereinafter referred to as the “Confidential Information”. Confidential Information also includes any information described above which the Company obtains from third parties and which the Company treats as confidential or proprietary, regardless of whether such information is owned or developed by the Company. Confidential Information shall not include information that: (i) is in or comes into the public domain without any breach of any obligation of confidentiality owed to the Company;
(ii) was in the possession of the Executive prior to its disclosure without the breach or existence of any obligation of confidentiality to the Company; or (iii) is independently developed by or comes into the possession of the Executive any time hereafter without reference to any information from the Company and without any breach of any obligation of confidentiality owed to the Company. In the event Confidential Information is required to be disclosed by the Executive under or by applicable law, regulation or lawful court order, then prior to such disclosure, the Executive shall notify the Company in order to allow the Company the opportunity to obtain relief from such disclosure obligation. During the Employment Period and at all times thereafter, the Executive shall maintain the Confidential Information in secrecy and confidence and shall not, directly or indirectly, without the prior written consent of the Company, disclose or cause to be disclosed, use or make known, or suffer or permit the disclosure of any of the Confidential Information, except in connection with the conduct of the Company’s and its subsidiaries’ business. Nothing in this Agreement shall prohibit, prevent, or otherwise restrict the Executive from reporting any good faith allegation of unlawful conduct or unlawful employment practices to any appropriate federal, state, or local government agency; reporting any good faith allegation of criminal conduct to any appropriate federal, state, or local official; participating in a proceeding with any appropriate federal, state, or local government agency; making any truthful statements or disclosures required by law, regulation, or legal process; or requesting or receiving confidential legal advice.
(b)Non-Competition. During the Executive’s employment and during the Restricted Period (defined below), the Executive shall not, directly or indirectly, own an interest in, operate, join, control, advise, work for, consult to, have a financial interest which provides any control of, or participate in any person producing, designing, providing, soliciting orders for, selling, distributing, consulting to, or marketing or re-marketing products or services in a Competitive Business (defined below). “Restricted Period” shall mean either (i) a period of six
(6) months following the termination of Executive’s employment, if such termination occurs on or prior to February 10, 2024, and is by the Company without Cause, or by the Executive for Good Reason; or (ii) if the circumstances in subsection (i) do not apply, a period of twelve (12) months following the termination of Executive’s employment for any reason and at any time. “Competitive Business” shall mean (a) the business of online lending to borrowers, which business has similar products, rates or terms as the Company, and markets to a similar customer demographic and credit profile as the Company, (b) any other business commenced by the Company, or with respect to which the Company has undertaken substantial steps to commence, at any time through the date of the Executive’s termination of employment, and (c) any business whose current or anticipated primary business lends, facilitates lending, or offers checking or savings accounts to consumers with less than 680 FICO or Vantage scores. During the Restricted Period, without the Company’s prior written consent, the Executive shall not, directly or indirectly, alone or as a partner, member, manager, owner, joint venturer, officer, director, employee, consultant, agent, independent contractor or stockholder of any company or business, solicit engagements with any business entity that is a licensee under CILA or an affiliate of such entity; provided, that this covenant shall not prohibit the mere ownership by the Executive of less than 2% of the outstanding stock of any publicly traded corporation as long as the Executive is not otherwise in violation of this Agreement.
(c)Non-Solicitation of Customers. During the Restricted Period, the Executive shall not, directly or indirectly, induce or solicit (defined below) or attempt to induce or solicit by mail, by phone, by personal meeting or by any other means any Customer serviced by the Company or whose name became known to the Executive during the Employment Period. “To solicit” means the Executive’s, direct or indirect, contact or communication of any kind whatsoever for the purpose of inviting, encouraging or requesting any Customer (defined below) to: (i) transfer their business from the Company to any other person, or (ii) purchase any products or services from a company that is competitive with the Company, or (iii) otherwise discontinue its patronage and business relationship with the Company. “Customer” means any person that has received financial services facilitated by the Company’s platform (including their names, addresses, phone numbers, and financial information) or any person who has been in contact with the Company regarding obtaining financial services during the twelve (12)-month period immediately preceding the date of the Executive’s termination of employment.
(d)Non-Solicitation and Hiring of Employees; Non-Interference with Consultants, Vendors and Suppliers. During the Restricted Period, the Executive shall not, directly or indirectly, (i) solicit, induce, recruit or encourage any employee of the Company or any consultant, supplier or vendor of the Company to terminate such employee’s employment or to reduce or discontinue such consultant’s, vendor’s or supplier’s business with the Company, or
(ii) hire any employee of the Company. For such purposes, an “employee of the Company” means any person employed by the Company on the date of the Executive’s termination of employment or who was employed by the Company at any time during the twelve (12)-month period immediately preceding the date of the Executive’s termination of employment.
(e)Non-Disparagement. During the Employment Period and at all times thereafter, the Executive shall not make any oral or written statement to any third party that disparages, defames or reflects adversely upon the Company, the Board, or its officers, employees, agents or services providers; provided, that nothing in this Section 8(e) shall preclude the Executive from making any statement in a filing, or pursuant to a subpoena, in a court of law or other regulatory forum.
(f)Records and Other Materials. Upon a termination of the Executive’s employment for any reason, or at any earlier time requested by the Board, the Executive shall immediately return to the Company or, at the Company’s request, destroy, all records, materials, property, documents and data relating to the Company’s business in the possession of the Executive, including that containing or based on Confidential Information or proprietary information, whether existing on paper, stored electronically or existing in any other medium, and whether originals or copies.
(g)Assignment of Inventions. The Executive will promptly communicate and disclose in writing to the Company all inventions and developments including software, whether patentable or not, as well as patents and patent applications (collectively, “Inventions”), made, conceived, developed, or purchased by the Executive, or under which the Executive acquires the right to grant licenses or to become licensed, alone or jointly with others, which have arisen or jointly with others, which have arisen or may arise out of the Executive’s employment, or relate to any matters pertaining to, or useful in connection therewith, the business or affairs of the Company or any of its subsidiaries. Included herein as if developed during the employment period is any specialized equipment and software developed for use in the business of the Company. All of the Executive’s right, title and interest in, to, and under all such Inventions, licenses, and right to grant licenses shall be the sole property of the Company and shall be “works made for hire”. Any such Inventions disclosed to anyone by the Executive within one year after the termination of employment for any cause whatsoever (unless developed wholly on the Executive’s private time, the Executive’s personal resources and off Company premises) shall be deemed to have been made or conceived by the Executive during the Employment Period. As to all such Inventions, the Executive will, upon Company request and at Company expense, execute all documents which the Company deems necessary or proper to enable it to establish title to such Inventions or other rights, and to enable it to file and prosecute applications for letters patent of the United States and any foreign country; and do all things (including the giving of evidence in suits and other proceedings) which the Company deems necessary or proper to obtain, maintain, or assert patents for any and all such Inventions or to assert its rights in any Inventions not patented.
(h)Cooperation. The Executive agrees that, following termination of the Executive’s employment for any reason, the Executive shall upon reasonable advance notice, and to the extent it does not interfere with the Executive’s other full-time business endeavors or employment obligations, assist and cooperate with the Company with regard to any matter or project in which the Executive was involved during the Executive’s employment, including any litigation. The Company shall compensate the Executive for the Executive’s reasonable expenses incurred in such cooperation and assistance.
(i)Reasonableness of Restrictions; Remedies.
(i)The Executive understands how important the relationships the Company has with Company Customers and with the Company employees, consultants, vendors and suppliers, and with regard to the Company’s Confidential Information, are to the business and success of the Company, and acknowledges the steps the Company has taken, is taking and will continue to take to develop, preserve and protect these relationships. Accordingly, the Executive agrees that the scope and duration of the restrictions and limitations described in this Section 8 are reasonable and necessary to protect the legitimate business interests of the Company, and acknowledges that all restrictions and limitations under this Section 8 shall apply regardless of the reason that the Executive’s employment terminates.
(ii)The Executive agrees that any violation of this Section 8 would be highly injurious and cause irreparable harm to the Company. Therefore, the Executive consents and agrees that if the Executive violates the terms of such provisions, the Company shall be entitled, in addition to any other rights and remedies that it may have (including monetary damages), to apply to any court of competent jurisdiction for specific performance or injunctive or other equitable relief in order to enforce, or prevent any continuing or threatened violation of, the provisions of such provision by the Executive. If the Executive violates the provisions of Section 8(b), Section 8(c) or Section 8(d), the Restricted Period referred to therein shall be tolled during the period of such violation. If the Company shall institute any action or proceeding to enforce the provisions of this Section 8, the Executive hereby irrevocably waives any claim or defense that the Executive may have that an adequate remedy at law is available, and hereby agrees not to interpose in any such action or proceeding any claim or defense that a remedy exists at law.
(j)Defend Trade Secrets Act of 2016. Pursuant to the Defend Trade Secrets Act of 2016, the Executive acknowledges that the Executive will not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
(k)Survival. The provisions of this Section 8 shall survive the termination of the Executive’s employment with the Company and shall be fully enforceable thereafter.
9.Arbitration. To the fullest extent permitted by law, all claims that the Executive may have against the Company Group (or any other released party under the Release), or which the Company Group may have against the Executive, in any way related to the subject matter, interpretation, application, or alleged breach of this Agreement (“Arbitrable Claims”) shall be resolved by binding arbitration in Chicago, Illinois. The Arbitration will be held pursuant to the American Arbitration Association’s Commercial Rules and Mediation Procedures (other than for large or complex disputes). The decision of the arbitrator shall be in writing and shall include a statement of the essential conclusions and findings upon which the decision is based. Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims. Either party may bring an action in a court situated in Cook County, Illinois (and the Company may bring an action in any court of competent jurisdiction) to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, except as set forth in Section 8, neither party shall initiate or prosecute any lawsuit or administrative action in any way related to any Arbitrable Claim. Notwithstanding the foregoing, either party may, in the event of an actual or threatened breach of this Agreement, seek a temporary restraining order or injunction in a court situated in Cook County, Illinois restraining such breach pending a determination on the merits by the arbitrator. THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS, INCLUDING WITHOUT

LIMITATION ANY RIGHT TO TRIAL BY JURY AS TO THE MAKING, EXISTENCE, VALIDITY, OR ENFORCEABILITY OF THE AGREEMENT TO ARBITRATE.
10.Indemnification; Liability Insurance. The Company and the Executive shall enter into a customary indemnification agreement entered into by members of the Board and Company officers, and the Executive shall be covered as an insured under the contract of directors and officers liability insurance that insures other Company executives.
11.Executive Representations. The Executive represents and warrants that the Executive’s entering into this Agreement and the Executive’s employment with the Company will not be in breach of any agreement with any current or former employer and that the Executive is not subject to any other restrictions on solicitation of clients or customers or competing against another entity. The Executive understands that the Company has relied on this representation in entering into this Agreement.
12.Withholding. The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
13.Code Section 409A. This Section 13 controls over anything in this Agreement to the contrary. It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended
(the “Code”), and all regulations, guidance and other interpretive authority issued thereunder (collectively, “Section 409A”) so as not to subject the Executive to payment of any additional tax, penalty or interest imposed under Section 409A and this Agreement shall be interpreted accordingly. To the extent any amounts under this Agreement are payable by reference to the
Executive’s “termination of employment” such term and similar terms shall be deemed to refer to Executive’s “separation from service,” within the meaning of Section 409A. Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments. To the extent that the reimbursement of any expenses or the provision of any in-kind benefits under this Agreement is subject to Section 409A, (a) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, during any one calendar year shall not affect the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided in any other calendar year; (b) reimbursement of any such expense shall be made by no later than December 31 of the year following the calendar year in which such expense is incurred; and (c) the Executive’s right to receive such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
If the Company determines that the severance benefits provided under this Agreement constitutes “deferred compensation” under Section 409A and if the Executive is a “specified employee,” as such term is defined in Section 409A at the time of the Executive’s separation from service, then, the timing of the Severance Payment will be delayed as follows: on the earlier to occur of (a) the date that is six (6) months and one day after the Executive’s separation from service, and (b) the date of the Executive’s death (such earlier date, the “Delayed Initial Payment Date”), the Company will (i) pay to the Executive a lump sum amount equal to the sum of the Severance Payment that the Executive would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the Severance had not been delayed pursuant to the foregoing, and (ii) commence paying the balance of the Severance Payment in accordance with the applicable payment schedule set forth in Section 7. No interest shall be due on any amounts deferred pursuant to the foregoing.
14.Code Section 280G. Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to the Executive or for the
Executive’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Code and would, but for this Section be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be payable either (a) in full or (b) reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax, whichever of the foregoing (a) or (b) results in the Executive’s receipt on an after-tax basis of the greatest amount of benefits after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax). If a reduction in payments or benefits is necessary, reduction shall occur in the following order: (i) cash payments; (ii) equity-based payments and acceleration; and (iii) other non-cash forms of benefits. Within any such category of payments and benefits (that is, (i), (ii) or (iii)), a reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A and then with respect to amounts that are. To the extent any such payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order. Any determination required under this Section, including whether any payments or benefits are Parachute Payments, shall be made by the Committee in its sole discretion.
15.Governing Law and Venue. This Agreement shall be deemed to have been executed and delivered within the State of Illinois, and it shall be construed, interpreted, governed, and enforced in accordance with the laws of the State of Illinois, without regard to choice of law principles. In the event of any dispute in connection with this Agreement, the venue in which said dispute will be resolved, whether in arbitration or in connection with an injunction, will be Chicago, Illinois. The Executive represents and warrants that the Executive had actual advice of counsel with respect to the choice of law provision and understands the impact of the choice of law with respect this Agreement, and specifically the restrictive covenants contained herein.
16.Entire Agreement; Amendments; No Waiver. This Agreement, the OppFi Inc. 2021 Equity Incentive Plan (and applicable award agreements thereunder) constitute the entire agreement and understanding between the Company and the Executive concerning the subject matter hereof. No modification, amendment, termination, or waiver of this Agreement shall be binding unless in writing and signed by the Executive and a duly authorized officer of the Company. Failure of the any party to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such terms, covenants, and conditions.

17.Assignments. This Agreement is personal to each of the parties hereto. Except as provided in this Section 17 below, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. The Company may assign this Agreement to any affiliate or successor to all or substantially all of the business and/or assets of the Company provided the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place and shall deliver a copy of such assignment to the Executive.
18.Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given
(a) on the date of delivery if delivered by hand, (b) on the date of transmission, if delivered by electronic mail confirmed via non-automatic transmission, or (c) on the date of delivery or refusal of delivery via a national overnight delivery service or United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Company:

Opportunity Financial, LLC
130 East Randolph Street, Suite 3300
Chicago, Illinois 60601
Attention: Chief Executive Officer If to the Executive:
At the address (or to the facsimile number) shown on the payroll records of the Company or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
19.Section Headings; Inconsistency. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between this Agreement and any other plan, program, policy or agreement in which the Executive is a participant or a party, the terms of this Agreement shall control unless such other plan, program, policy or agreement specifically refers to this Agreement as not so controlling.
20.Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

21.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. One or more counterparts of this Agreement may be delivered by facsimile, or by electronic transmission including DocuSign or .pdf format, with the intention that delivery by such means shall have the same effect as delivery of an original counterpart thereof.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.
COMPANY:

Opportunity Financial, LLC

By:    /s/ Todd Schwartz
Name: Todd Schwartz
Its:    Chief Executive Officer

EXECUTIVE:
/s/ Pamela Johnson
Pamela Johnson

[Signature page to Executive Employment Agreement]